Exhibit 3.2

Delaware

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE DO HEREBY CERTIFY THAT THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF “LQR HOUSE INC.” FILED IN THIS OFFICE ON THE SECOND DAY OF MARCH, A.D. 2026, AT 4:12 O’CLOCK P.M.

10530384 8100F	/s/ Charuni Patibanda-Sanchez
SR# 20260978975	Charuni Patibanda-Sanchez, Secretary of State
You may verify this certificate online at corp.delaware.gov/authver.shtml	Authentication: 203256792 Date: 03-04-26

State of Delaware Secretary of State Division of Corporations
Delivered 04:12 PM 03/02/2026 FILED 04:12 PM 03/02/2026	CERTIFICATE OF INCORPORATION
SR 20260978975 - File Number 10530384

OF

LQR HOUSE INC.

Dated: March 2, 2026

FIRST: The name of the corporation is LQR House Inc. (the“Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is National Registered Agents, Inc., 1209 Orange Street, Wilmington, DE 19801 and the name of the Corporation’s registered agent at such address is National Registered Agents, Inc.

THIRD: The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “DGCL”).

FOURTH: The Corporation is authorized to issue an aggregate of 2,000,000,000 shares of capital stock, which shall consist of: (i) 1,500,000,000 shares of common stock, $0.0001 par value per share (“Common Stock”); and (ii) 500,000,000 blank check preferred stock $0.0001 par value per share (“Blank Check Preferred Stock”). The Blank Check Preferred Stock may be issued from time to time and in one or more series. The Board of Directors of the Corporation is authorized to create, designate and determine or alter the powers, preferences and rights, and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Blank Check Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Blank Check Preferred Stock, to increase or decrease (but not below the number of shares of any such series of Preferred Stock then outstanding) the number of shares of any such series of Blank Check Preferred Stock, and to fix the number of shares of any series of Blank Check Preferred Stock. In the event that the number of shares of any series of Blank Check Preferred Stock shall be so decreased, the shares constituting such decrease shall resume the status which such shares had prior to the adoption of the resolution originally fixing the number of shares of such series of Blank Check Preferred Stock subject to the requirements of applicable law.

FIFTH: Subject to the provisions of the DGCL, the number of Directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

SIXTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL. Any amendment, repeal or modification of the foregoing provisions of this Article SIXTH shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

SEVENTH: To the fullest extent permitted by law, no person who is or was at any time a director or officer, as applicable, of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer; provided, however, that, unless and except to the extent otherwise permitted from time to time by applicable law, the provisions of this Article SEVENTH shall not eliminate or limit the liability of a director or officer (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for any act or omission by the director which is not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article SEVENTH shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any act or omission of such director or officer occurring prior to such amendment or repeal.

EIGHTH: In furtherance and not in limitation of the general powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend, repeal or rescind any or all of the Bylaws of the Corporation, except as specifically stated therein.

NINTH: Except as otherwise required by the laws of the State of Delaware, the stockholders and Directors shall have the power to hold their meetings and to keep the books, documents and papers of the Corporation outside of the State of Delaware, and the Corporation shall have the power to have one or more offices within or without the State of Delaware, at such places as may be from time to time designated by the Bylaws or by resolution of the Directors. Elections of Directors need not be by ballot unless the Bylaws of the Corporation shall so provide.

TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ELEVENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the bylaws of the Corporation or (iv) any action asserting a claim governed by the internal affairs doctrine.

TWELFTH: The name and address of the incorporator is Sean Dollinger, 6538 Collins Ave, Suite 344 Miami Beach, FL 33141.

THIRTEENTH: This Certificate of Incorporation shall be effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being the incorporator hereinabove named, does hereby execute this Certificate of Incorporation as of the date first set forth above.

/s/ Sean Dollinger
Sean Dollinger
Incorporator

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